Exhibit 99.1

Internap Announces Appointment of James P. DeBlasio as New Chief Executive Officer

Promotion Positions Internap for the Future

ATLANTA - November 21, 2005 - Internap Network Services Corporation (AMEX: IIP), a leading provider of performance-based routing services for IP networks, today announced the appointment of James P. DeBlasio as president and chief executive officer. Mr. DeBlasio, 50 years old, most recently served as the Company’s president and chief operating officer since September 2005. He also has served, since August 2003, as a member of the board of directors and chairman of the audit committee. Prior to joining the Company, Mr. DeBlasio served as financial vice president responsible for the wire-line and wireless product portfolios of Lucent Technologies. Previous to that, he held various executive positions at Lucent with responsibilities ranging from planning and analysis of product portfolios to directing business unit strategies with financial oversight for its worldwide network systems manufacturing. DeBlasio brings more than 23 years of technology experience to Internap, having also worked for AT&T Corporation and Bell Laboratories. DeBlasio replaces Gregory A. Peters as chief executive officer, who has resigned from the Company.

Mr. DeBlasio commented, “I am honored to serve Internap’s shareholders as chief executive officer. Internap’s leadership position in performance Internet products and services, along with our award-winning customer service, is a superb opportunity upon which to build.”

The Company also announced that Patricia L. Higgins, a current member of the Company’s board of directors, has been elected vice chair of the Board with the specific role of coordinating with management during its transition. Ms. Higgins, bringing 28 years of experience in the telecommunications industry, is the former president and chief executive officer of Switch and Data, a position she held from September 2000 to February 2004. Ms. Higgins previously served as the chairman and chief executive officer of The Research Board, as the chief information officer and corporate vice president of Alcoa, and in senior management positions with Unisys, Verizon (NYNEX), and AT&T. Ms. Higgins also serves on the boards of Delta Air Lines and Visteon Corporation.

Gene Eidenberg, chairman of the Company’s board of directors, commented, “Internap is fortunate that Jim DeBlasio is available to lead the Company as its CEO. He is a strong operating executive who brings substantial industry experience to the Company. The board of directors is confident in his leadership and strategic vision. I am also grateful that Patricia Higgins is willing to serve as the Board’s vice chair to aid in this transition.”

Eidenberg added, “I also want to thank Greg Peters for his significant contributions to Internap over the last three and a half years.”

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About Internap

Internap is a market leader of intelligent route-control solutions that bring reliability, performance and security to the Internet. The company's patented and patent-pending technologies address the inherent weaknesses of the Internet, enabling enterprises to take full advantage of the benefits of deploying business-critical applications such as e-commerce, Voice-over-IP (VoIP), video-conferencing, and streaming audio/video across the Internet. Through a portfolio of high-performance IP and WAN optimization solutions, customers can bypass congestion points, overcome routing inefficiencies and optimize performance of their applications. Internap solutions are backed by an industry-leading performance guarantee that covers the Internet as opposed to just one network. These offerings include: network- and premise-based route optimization solutions, colocation, VPN, content distribution and managed security services.

Internap currently serves more than 2,000 customers, including Fortune 1000 and mid-tier enterprises in the financial services, government, travel/hospitality, manufacturing, media/entertainment, technology and retail industries. The company provides services throughout North America, Europe, Asia and Australia. For more information, please visit the company website at www.internap.com.

Internap is a registered trademark of Internap. All other trademarks and brands are the property of their respective owners.

Contacts

Internap, Investor Contact
Andrew Albrecht
404.302.9841
aalbrecht@internap.com

Internap, Media Contact
L.A. Campbell
404. 302. 9721
lcampbell@internap.com